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                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624

                                 (617) 951-7000

                              FAX: (617) 951-7050

30 KENNEDY PLAZA                                             ONE FRANKLIN SQUARE
PROVIDENCE, RI 02903-2328                                    131 K STREET, N. W.
(401) 455-4400                                                    SUITE 800 EAST
FAX: (401) 455-4401                                    WASHINGTON, DC 20005-3333
                                                                  (202) 626-3900
                                                             FAX: (202) 626-3961


                                                                       EXHIBIT 5


                                         April 1, 1998

Genome Therapeutics Corp.
100 Beaver Street
Waltham, Massachusetts 02154

Ladies and Gentlemen:

     We have acted as counsel for Genome Therapeutics Corp., a Massachusetts corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 and all exhibits thereto (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 1,000,000 shares of Common Stock, $.10 par value (the "Shares").

     The shares will be issuable with (a) upon the exercise of options granted pursuant to the Company's 1997 Stock Option Plan, or (b) pursuant to the Company's 1997 Directors' Deferred Stock Plan (the "Plans") and may be authorized but unissued shares or shares held from time to time in its treasury.

     For purposes of this opinion, we have examined a copy of the Registration Statement; a copy of the Plans; the Restated Articles of Organization of the Company, as amended to date; the By-laws of the Company, as amended to date; the votes of the Board of Directors and the stockholders of the Company approving and adopting the Plans; and such other documents and records as we deem necessary for purposes of this opinion.

     We have assumed that the Shares will be issued only in accordance with the terms of the Plans and that the consideration received by the Company for such shares will not be less than the par value per share of the Company's Common Stock. We have also assumed that the issuance of any such shares will not result in the issuance by the Company of more than its authorized shares of Common Stock.

     Based upon and subject to the foregoing, we are of the opinion that:



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    1. The Company is a duly organized and validly existing corporation under the laws of The Commonwealth of Massachusetts.

    2. The Shares, when issued pursuant to the terms and conditions of the Plans and upon receipt of the consideration therefor by the Company, will be validly issued and will be fully paid and nonassessable.

    In connection with any issue and sale of the Shares, steps should be taken to effect compliance with all applicable laws, rules and regulations of governmental authorities regulating sales and offerings of securities.

    We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                                     Very truly yours,

                                                      /s/ Ropes & Gray
                                                      --------------------------
                                                       Ropes & Gray